LOAN AGREEMENT




THE UNDERSIGNED:

1. DEPA HOLDING B.V., a limited liability company duly organized under the laws of The Netherlands, having its principal place of business at Koningsweg 7 in (6816 TA) Arnhem, hereinafter referred to as "HOLDING CO.",

2. TECHNISCH BUREAU MEDIA B.V., a limited liability company duly organized under the laws of The Netherlands, having its principal place of business at Van Gijnstraat 10 in (2288 GA) Rijswijk, hereinafter referred to as "BORROWER"

3. TECHNISCH BUREAU MEDIA GmbH, a limited liability company duly organized under the laws of Germany, having its principal place of business at Perchstetten 14A in (35428) Langgons, Germany, hereinafter referred to as "Media-GERMANY",

and

4. TECHNIQUE MEDIA S.A.R.L., a limited liability company duly organized under the laws of France, having its principal place of business at 34 Rue Arago, BP 114, 69151 Decines, Cedex, France, hereinafter referred to as "Media-FRANCE".

WHEREAS:

1. Holding Co. through its wholly owned subsidiary Centradas B.V., owns 100 % of the issued and outstanding shares of Borrower. Borrower owns


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                                                                   page 2


    100 % of the issued and outstanding shares of Media-GERMANY. Borrower also owns 99 % of the issued and outstanding shares of Media-FRANCE. Media-GERMANY owns 1 % of the issued and outstanding shares of Media-FRANCE. Borrower, Media-GERMANY and Media-FRANCE are hereinafter collectively referred to as "MEDIA PARTIES";

2. On the date hereof IMPCO Technologies Inc., a corporation organized under the law of the State of Delaware, U.S.A., having its principal place of business at 16804 Gridley Place, Cerritos, California 90703-1741 (hereinafter referred to as "IMPCO") has entered into that certain Purchase and Sale Agreement with Holding Co. and Centradas B.V. whereby IMPCO has agreed to purchase and accept from Centradas B.V. 51 % of Borrower's equity (the "AGREEMENT OF PURCHASE AND SALE OF STOCK");

3. At the date of execution hereof, Borrower owes an amount to Holding Co. on the basis of a current account. The balance of the current account, as per October 31, 1995 will be converted into a loan to Borrower in accordance with the terms and conditions of this Agreement which loan Borrower may and will use only to finance the Media Parties' operations.

HEREBY DECLARE TO HAVE AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS
All capitalised terms shall have the same meaning as these capitalised terms have in the Purchase and Sale Agreement unless explicitly indicated differently. In addition thereto, the following terms shall have the meaning as assigned to them below.


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                                                                   page 3


"BUSINESS DAY": means a day on which banks and foreign exchange markets are open in Amsterdam for the transactions of the nature required by this Agreement.

"ENCUMBRANCE": means any mortgage, charge, assignment for the purpose of security, pledge, lien, right to set-off, arrangements for retention of title, preferential right or trust arrangement for the purpose of, or which has the effect of, granting security or other security interest of any kind whatsoever, and any agreement, whether expressed to be conditional or otherwise, to create any of the same.

"INDEX RATE": means the day to day rate of interest at the Amsterdam Inter-Bank Offer Rate for a period of three, six or twelve months, such period corresponding with the Interest Period as elected in conformity with Article 4 hereof plus one percentage point.

"OPTIONAL FIXED RATE": means the annual interest rate which MeesPierson charges its best customers for a five year loan, the amount of the Term Loan outstanding on the first day of the Optional Fixed Rate Period, as per the first Business Day of the Optional Fixed Rate Period plus one percentage point.

"OPTIONAL FIXED RATE PERIOD": this term shall have the meaning as assigned to it in Article 4 hereof.

"PARENT-GUARANTEE": this term shall have the meaning as assigned to it in
Article 10 hereof.

"SUBORDINATED PLEDGE": this term shall have the meaning as assigned to it in
Article 10 hereof.


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                                                                   page 4


ARTICLE 2 - THE LOAN
1. Subject to the terms and conditions hereinafter set forth, the balance of the current account between Holding Co. and Media-Holland outstanding as per October 31, 1995 being an amount of 4,250,000 NLG (four million two hundred and fifty thousand Dutch guilders) is converted into a term loan to Borrower of 4,250,000 NLG (i.w. four) million two hundred fifty thousand Dutch guilders), hereinafter to be referred to as the Term Loan.


ARTICLE 3 - REPAYMENT OF THE TERM LOAN
1. Subject to article 6 hereof Borrower shall repay the principal of the Term Loan in forty (40) instalments on the first day of each quarter (the "REPAYMENT DATE") commencing on January 1, 1996 until the principal amount of the Term Loan is repaid in full. The first thirty nine (39) of such instalments shall be in the amount of 107,000 NLG (one hundred and seven thousand Dutch guilders), and the fortieth
    (40th) and last of such instalments shall be 77,000 NLG (seventy seven thousand Dutch guilders) or the unpaid principal balance for the Term Loan.


ARTICLE 4 - INTEREST
1. For a period of either (i) three months, (ii) six months and (iii) twelve months starting as of the Closing Date, the Term Loan will bear interest equal to the Index Rate at the date of this Agreement. Borrower shall indicate at signing of this Agreement which period it elects, such elected period hereinafter referred to as the "INTEREST PERIOD". Failing such a choice, the Interest Period will be three months.

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                                                                   page 5


2. At the day following the expiration of the Interest Period (the "ADJUSTMENT DATE"), a newly to be elected Interest Period of either
    (i) three months, (ii) six months or (iii) twelve months will commence. During this newly to be elected Interest Period, the unpaid principal balance of the Term Loan will bear interest at an interest rate equal to the Index Rate at the Adjustment Date. At least five Business Days prior to the Adjustment Date, Borrower will inform Holding Co. in writing which Interest Period it wishes to elect, failing which the new Interest Period will be three months.

3. During the duration of this Agreement, paragraph 2 of Article 4 shall be applied continuously after each expiration of an Interest Period, whereby the day following the termination of any Interest Period will be considered as the relevant Adjustment Date for the next Interest Period. An Interest Period once elected cannot be lengthened or shortened.

4. Contrary to the above, Borrower may, however, elect to have the Term Loan bear an interest - effective as of the next Adjustment Date - based on a fixed rate of interest ("OPTIONAL FIXED RATE") for a period of five years ("OPTIONAL FIXED RATE PERIOD"). Borrower will inform Holding Co. in writing of its choice for the Optional Fixed Rate at least five Business Days prior to the Adjustment Date on which Borrower wishes the Optional Fixed Rate to become effective. The Optional Fixed Rate Period once elected cannot be lengthened or shortened.


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                                                                   page 6


5. Upon termination of the Optional Fixed Rate Period, paragraph 2 of this Article 4 will apply again, whereby the day following the termination of the Optional Fixed Rate Period will be considered as an Adjustment Date.

6. Borrower will for the first time pay interest to Holding Co. on 1 January 1996 and subsequently on every first day of each quarter (the "INTEREST PAYMENT DATES"). On 1 January 1996, the interest will be calculated over the outstanding Term Loan during the time elapsed between the execution hereof and 1 January 1996, using the interest rate(s) as has/have applied from time to time during this period. Thereafter, the interest will be calculated over the outstanding
    Term Loan during the three months preceding the next Interest
    Payment Date using the interest rate(s) as has/have applied from time to time during these three months.


ARTICLE 5 - PAYMENT CONDITIONS

1. All payments of principal, interest and cost due hereunder to Holding Co. shall be made to Holding Co.'s bank account numbered 25.71.98.520 with Bank MeesPierson N.V. or such other account as designated by Holding Co.

2. If any payment of principal or interest to be made hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the first succeeding Business Day. This shall not affect the interest rate or the calculation of interest due.

3. All payments will be made in Dutch guilders or such other currency as shall be legal tender in the Netherlands from time to time.


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                                                                   page 7


4. All payments made by Borrower to Holding Co. hereunder will in first instance be applied against expenses or other costs payable by Borrower to Holding Co., in second instance against late payment interest payable under article 11 hereof, in third instance against interest payable under article 4 hereof and finally against the outstanding principal amount of the Loan.

5. Subject to the provisions of article 9.2(c) all payments due to Holding Co. hereunder shall be made to Holding Co. without any set-off or counter-claim and free and clear of any restrictions or conditions and free and clear of any deductions for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholding of any nature now or hereafter imposed by any competent governmental or other authority. If Borrower is compelled by law to make any such deductions or withholdings it shall pay such additional amount as to result in the receipt by Holding
    Co. of the amount which it should have received had no deductions or withholdings been required to be made.

6. Notwithstanding the other provisions of this agreement, all sums due hereunder to Holding Co., including principal, interest and cost must be repaid no later than ten years after the execution hereof.

7. The total outstanding amount of the Term Loan with accrued interest and costs due to Holding Co. will become due and payable subject to a written notice from Holding to Borrower to that effect in the event that IMPCO exercises its option right as referred to in article 10.7 of the Shareholders Agreement executed between Holding Co. and IMPCO at the date hereof.


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                                                                   page 8


ARTICLE 6 - PREPAYMENT
1. Borrower shall be entitled to make prepayments of all or part of the outstanding Loan, provided, however, that such prepayment is made on an Adjustment Date and that Borrower has given Holding Co. five Business Days prior written notice. Such notice will be irrevocable and will oblige Borrower to make the prepayment so announced.

2. Any prepayment of the Term Loan shall be accompanied by the payment of all accrued but unpaid principal, interest and costs to the date of such prepayment.

3. Any partial prepayment made may reduce the number of instalments but will never effect the amount payable per instalment to be paid in accordance with article 3 hereof.


ARTICLE 7 - COVENANTS OF BORROW AND OTHER MEDIA PARTIES
1. Each of Media Parties covenant and agree that, from the date hereof until all amounts of principal, interest and other costs due to be paid by Borrower hereunder have been paid in full, each of Media Parties will:

    a. immediately inform Holding Co. of the occurrence of any event which is or may become (with the passage of time or the giving of notice or both) one of the events mentioned in Article 9 paragraph 1 and 2 hereof;
    b. promptly furnish to Holding Co. details of any event which could have an adverse effect on Media Parties ability to perform their obligations hereunder;
    c. pay all taxes to which each of them are assessed, and comply with all instruments having the force of law, judgments and the lawful requirements of any governmental or appropriate administrative authority if, in any such case, non-compliance would adversely affect the ability of Media Parties to perform their obligations under this Agreement;
    d. maintain sufficient insurance of their assets and to maintain such other insurances which are appropriate and sufficient for business like the business carried out by Media Parties.


ARTICLE 8 - FEES
1. No fees will be charged to Borrower for loan origination, loan processing, attorneys fees, or any other expense incurred by Holding Co. in relation to the preparation of or exercise of Borrower's rights under this Agreement.


ARTICLE 9 - ACT OF DEFAULT
1.  ACT OF DEFAULT
    The total outstanding amount of the Term Loan with accrued interest and costs due to Holding Co. will become due and payable at once without a notice of default by summons or writ or a similar deed being necessary, all of which notices are expressly waived by Borrower (except for those notices explicitly mentioned hereunder), if any of the following events ("ACT OF DEFAULT") should occur:

    a) any instalment of principal, interest or any other sum payable under this Agreement has not been received by Holding Co. within 10 days after the due date thereof and such failure has not been remedied within a thirty days period after a written notice of default has been sent by Holding Co. to Borrower;


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                                                                  page 10


    b) Borrower fails to meet any of the other conditions or terms contained herein and such a failure has not been remedied within a thirty days period after a written notice of default has been send by Holding Co. to Borrower;
    c) any of Media Parties change the legal form of its company or of any part of it without the prior written approval of Holding
        Co., if any of them sells or otherwise transfers the ownership or control of its business or if the control over any of Media Parties or IMPCO is transferred to a third party;
    d) without the prior written approval of Holding Co., which approval shall not unreasonably withheld, any of Media Parties moves its business to another country than the country in which its principal place of business is presently located or if any of Media Parties ceases to carry on its business;
    e) a petition is filed or an order is made or an effective resolution is passed for the winding up of any of the Media Parties save for the purpose of amalgamation or reconstruction without Holding Co.'s prior written approval;
    f) any of Media Parties is adjudicated bankrupt or placed under moratorium or if a petition is filed for the purpose of effecting any of the foregoing and such petition is not withdrawn within a period of 14 days;
    g) any of Media Parties makes a special arrangement or composition with its creditors or an important part of its creditors;
    h) execution has been entered or levied against any of Media Parties or if a substantial part of any of Media Parties' property or assets has been attached or seized and such attachment or seizure


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                                                                  page 11


        remains undischarged for a period of 30 days unless challenged in good faith;
    i) the Parent-Guarantee proves or is likely to prove invalid, unenforceable or otherwise ineffective for the purpose of securing the repayment of the loan and/or payment of interest and/or costs,
    j) banks, of which any of the Media Parties is a client, are demanding partial or complete repayment of loans.

2.  CROSS-DEFAULT
    a) Any material default under the Agreement of Purchase and Sale of Stock and the Ancillary Agreements to the extent that such act of default at Holding Co.'s discretion would or could adversely affect the ability of Media Parties to perform their obligations under this Agreement regardless whether it concerns an act of default by or on the part of any of Media Parties or IMPCO shall also constitute an Act of Default under the present Loan Agreement in which case paragraph 1 of this Article applies accordingly.
    b) Any material default under the Agreement of Purchase and Sale of Stock and the Ancillary Agreements by Holding Co. or Centradas to the extent that such act of default could or would adversely affect the ability of Media Parties to perform their obligations under this Agreement gives Borrower the right to suspend its payment obligation under this Agreement until such time that:
        i.   said default has been cured,
        ii. the parties have come to an amicable settlement with regard to the default claim, or
        iii. in case of proceedings until a final and binding decision has been rendered.


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                                                                  page 12


        Borrower's right hereunder will at all times be restricted to an amount not exceeding an amount of the alleged claim against Holding Co. and/or Centradas. Borrower will not unreasonably use its right of suspension of payment and will only use such right subject to a written notice of 30 days allowing the defaulting party to cure the default.
    c) Should the claim of Borrower have been established on the basis of a final and binding (arbitral) award, Borrower shall be authorized to set-off the amount of the claim against its payment obligations under this Agreement.

3.  DAMAGES
    Media Parties will pay and compensate Holding Co. all reasonable damages, including but not limited to losses, interest, costs and reasonable attorneys fees which Holding may have incurred as a result of an Act of Default as referred to in article 9.1 of this Agreement, notwithstanding the consequences as set forth in paragraph 1 and 2 of this Article.

4.  JOINT AND SEVERAL LIABILITY
    Each of the Media Partners is jointly and severally liable for the full and complete fulfilment of the obligations and liabilities of Borrower vis-a-vis Holding Co. under this Agreement.


ARTICLE 10 - CONDITIONS PRECEDENT
1.  PARENT-GUARANTEE
    The execution of this Agreement is conditional upon the execution by AirSensors, Inc. of the Parent-Guarantee as attached hereto as
    Schedule 1.


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                                                                  page 13


2.  SUBORDINATED PLEDGE ON ASSETS
      In the event of Borrower securing financing from a third party financial institution, Holding Co. shall be granted a subordinated right of pledge on all goods and Receivables owned by Borrower.


ARTICLE 11 - INTEREST ON LATE PAYMENTS
1. Any amount not paid when due be it principal, interests or costs shall bear interest from the date it was due until paid either (i) at the Index Rate plus two percentage points or (ii) the Optional Fixed Rate plus two percentage points, depending on whether the Index Rate or Optional Fixed Rate is in effect on the day prior to the date on which payment was due.

2.  Such interest shall be immediately due and payable.


ARTICLE 12 - MISCELLANEOUS
1.  BOOK CLAUSE
    In order to determine the amount and cause of any amount due under the Loan Agreement at any time by Media Parties to Holding Co. hereunder, the books and accounts of Holding Co. shall be conclusive save for manifest error of computation to the effect that payment of any amount being claimed due by Holding Co. can at no time be suspended or withheld by Media Parties by reason of a dispute on what is due and payable, without prejudice however to the obligation of Holding Co. to repay any amount and the interest thereof collected or received in excess. Media Parties shall at all times have the right to inspect the books and accounts of Holding Co., insofar as they relate to the Term Loan and at the first written request Holding Co. shall provide Media Parties with a statement by Holding Co.'s accountant as to the amount and cause of any amount due under the Loan Agreement.


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                                                                  page 14


2.  COUNTERPARTS
    This Loan Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement;

3.  PARTIES IN INTEREST
    The rights and obligations under this Loan Agreement are personal and may not be transferred or assigned in any manner whatsoever without the previous written consent of all parties hereto; otherwise, any purported transfer or assignment shall be void.

4.  NO REPRESENTATION
    Each party to this Agreement expressly warrants and represents to the others that it has not relied upon any representation, inducement, promise or agreement, oral or otherwise, by any party, or anyone acting on behalf of any party, which is not embodied herein.

5.  WAIVER
    Media Parties waive the right to dissolve, rescind or otherwise terminate this Agreement.

6.  FAILURE TO EXERCISE
    No failure to exercise and no delay in exercising, on the part of Holding Co., any rights, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege prelude any other or further exercise


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                                                                  page 15


    thereof, or the exercise of any other power or right. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided for by law.

7.  NOTICES
    Unless otherwise provided herein all notices to be given hereunder shall be given in writing or by telefax confirmed by letter, shall be effective on receipt and shall (unless another address has been specified to the other party by 15 (fifteen) days prior written notice) be sent to the following addresses:

    if to Holding Co.:              Koningsweg 7
                                    6816 TA  Arnhem
                                    The Netherlands

    if to Borrower:                 Van Gijnstraat 10
                                    2288 FA  Rijswijk
                                    The Netherlands

    if to Media-GERMANY:            Perchstetten 14A
                                    35428 Langgons
                                    Germany

    if to Media-FRANCE:             34 Rue Arago, BP 114
                                    69151 Decines, Cedex
                                    France

8.  VALIDITY
    In the case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.


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                                                                  page 16


9.  SEVERABILITY
    This Agreement with the appendices attached thereto constitute the entire agreement between the parties hereto with respect to the subject matter and supersede all prior agreements and understandings, oral and written, between the parties hereto. No modification or amendment of this Agreement shall be binding unless fully executed in writing.

10. GOVERNING LAW JURISDICTION
    This Agreement is subject to the laws of the Netherlands. Notwithstanding the non-exclusive authority of the President of the District Court of The Hague in summary proceedings any and all disputes arising in connection with this Agreement or agreements resulting therefrom shall be settled, subject to any appeal in accordance with the Rules of the Netherlands. Arbitration Institute (Nederlands Arbitrage Instituut). Any appeal from the arbitral award shall be governed by the same procedural rules as applicable to the arbitral procedure in the first distance. The arbitral panel shall be composed of three arbiters. The place of arbitration shall be Amsterdam. The arbitration shall be conducted in the English language.


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                                                                  page 17


Thus agreed upon and executed in fourfold on October 31, 1995 at Amsterdam.

On behalf of:
DEPA HOLDING B.V.                      TECHNISCH BUREAU MEDIA B.V.

/s/ G.P. Kersten                       /s/ R.M.H. Frings
--------------------                   --------------------
Name: G.P. Kersten                     Name: R.M.H. Frings
Its:  Managing Director                Its:  Managing Director


TECHNISCH BUREAU MEDIA GmbH            TECHNIQUE MEDIA S.A.R.L.

/s/ R.M.H. Frings                      /s/ R.M.H. Frings
--------------------                   --------------------
Name:  R.M.H. Frings                   Name: R.M.H. Frings
Its:  Managing Director                Its: Managing Director